Exhibit D.VI

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of August 19, 2021 (this “Limited Guarantee”), by Nordic Capital Epsilon SCA, SICAV-RAIF (“Nordic Capital X”), société d’investissement à capital variable in the form of a société en commandite par actions organized and qualifying as reserved alternative investment fund, fonds d’investissement alternatif réservé incorporated and existing under the law of Grand Duchy of Luxembourg, having its registered office at 8, rue Lou Hemmer, L-1748 Senningerberg, Grand-Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce des Sociétés, Luxembourg) under number B 245.768, acting in respect and on behalf of its compartment “Nordic Capital Epsilon SCA, SICAV-RAIF—Compartment 1” (acting through and represented by its managing general partner Nordic Capital Epsilon GP SARL, a private limited liability company, société à responsabilité limitée, incorporated under the law of the Grand Duchy of Luxembourg, having its registered office at 8, rue Lou Hemmer, L-1748 Senningerberg, Grand-Duchy of Luxembourg and registered with the Luxembourg Register under number B 243978 (the “General Partner”)), each of the other guarantors listed on Exhibit A hereto (together with Nordic Capital X, each, a “Guarantor” and collectively, the “Guarantors”), in favor of Inovalon Holdings, Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTEE.

To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among the Guaranteed Party, Ocala Bidco, Inc., a Delaware corporation (“Parent”), and Ocala Merger Sub, Inc., a Delaware corporation, each Guarantor, intending to be legally bound, hereby (severally and not jointly) absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, but subject to such Guarantor’s Pro Rata Share of the Cap (each as defined below) (such amount with respect to such Guarantor, such Guarantor’s “Maximum Commitment”), the due and punctual payment of such Guarantor’s Pro Rata Share of (A) the obligation of Parent to pay the Parent Termination Fee to the Guaranteed Party in accordance with Section 8.03(d) of the Merger Agreement, if, as and when due and subject to the conditions and limitations set forth in Section 8.03(d) of the Merger Agreement (the “Termination Fee Obligation”), (B) the obligation of Parent to pay to the Guaranteed Party the reasonable out-of-pocket fees, cost and expenses incurred by the Guaranteed Party in connection with any suit contemplated by, and solely to the extent reimbursable under, Section 8.03(g) of the Merger Agreement, which in no event shall exceed $7,500,000 in the aggregate (collectively, the “Enforcement Costs”), and (C) the obligations of Parent to pay for the reasonable out-of-pocket cost and expenses incurred by the Acquired Companies pursuant to, and solely to the extent reimbursable under, Section 6.16(c) of the Merger Agreement (the “Debt Financing Cooperation Payment Obligations” and, together with the Termination Fee Obligation and Enforcement Costs, the “Payment Obligations”) in an amount up to and not exceed such Guarantor’s Maximum Commitment.

The term “Pro Rata Share” means, with respect to each Guarantor, the percentage set forth opposite such Guarantor’s name on Exhibit B hereto. In no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed an amount equal to $376,305,000 (the “Cap”), it being understood that this Limited Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor’s Maximum Commitment and the Cap. The Guaranteed Party, on behalf of itself and the holders of equity interests in the Guaranteed Party, hereby agree that in no event shall any Guarantor be required to pay any Person under, in respect of, or in connection with this Limited Guarantee, more than such Guarantor’s Maximum Commitment and no Guarantor shall have any obligation or liability to the Guaranteed Party or any of its Affiliates relating to, arising out of or in connection with, this Limited Guarantee or the Merger Agreement other than as expressly set forth herein or in the Equity Commitment Letter, of even date herewith, by and among the Guarantors and Parent (the “Equity Commitment Letter”). All payments hereunder shall be made in lawful money of the United States in immediately available funds. Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses and claims that are available to Parent under the Merger Agreement or for any breach by the Guaranteed Party of this Limited Guarantee as well as any defenses in respect of any fraud of the Guaranteed Party, but excluding defenses arising from bankruptcy or insolvency of Parent and other defenses waived in this Limited Guarantee).

If the Parent fails to discharge its Payment Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of such Payment Obligations or operated as a discharge thereof), taking into account any relevant grace or cure periods under the Merger Agreement, the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and for so long as the Parent has failed to perform any of its Payment Obligations, take any and all actions available hereunder or under applicable Law to enforce Guarantor’s obligations hereunder in respect of such Payment Obligations, subject to each Guarantor’s Maximum Commitment and the Cap.

In furtherance of the foregoing each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of Guarantor’s liabilities hereunder in respect of the Payment Obligations (subject to such Guarantor’s Maximum Commitment), regardless of whether action is brought against the Parent or whether the Parent is joined in any such action or actions but provided always that the Parent has defaulted in its obligations to discharge the Payment Obligations.

Each Guarantor acknowledges and agrees that in addition to any rights of the Guaranteed Party set forth in this Limited Guarantee, (a) with respect to the Parent, the Guaranteed Party shall have the rights and remedies specified in, and subject to the limitations set forth in, the Merger Agreement and (b) with respect to such Guarantor, the Guaranteed Party shall have the rights and remedies specified in, and subject to the limitations set forth in, this Limited Guarantee and in the Equity Commitment Letter.

2. NATURE OF GUARANTEE. Subject to the express terms and conditions of this Limited Guarantee (including always each Guarantor’s Maximum Commitment and the Cap), each Guarantor’s several liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement, the Equity Commitment Letter or any agreement or instrument related thereto that may be agreed to by the Parent. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Payment Obligations in the event that the Parent becomes subject to an insolvency, bankruptcy, reorganization or similar

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proceeding, and the failure of the Guaranteed Party to so file shall not affect any Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the penultimate sentence of Section 8), the applicable Guarantor(s) shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment when due and not merely of collection, and the Guaranteed Party shall not be required to proceed against the Parent first before proceeding against Guarantor hereunder but provided always that the Parent has defaulted in its obligations to discharge the Payment Obligations.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may, at any time and from time to time, without notice to or further consent of any Guarantor, extend the time of payment of any of the Payment Obligations, and may also make any agreement with the Parent or any other Person (including any Guarantor) interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or any other Person (including any Guarantor) interested in the transactions contemplated by the Merger Agreement without in any way impairing or affecting any Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) any delay or failure on the part of the Guaranteed Party in asserting any claim or demand or to enforce any right or remedy against the Parent or any other Person (including any Guarantor) interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Payment Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (other than amendments to the Payment Obligations) made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Payment Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the legal existence, structure or ownership of the Parent or any other Person (including any Guarantor) now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment, or other similar proceeding or any other inability to pay or perform affecting the Parent or any other Person (including any Guarantor to the fullest extent permitted by Law) interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which any Guarantor may have at any time against the Parent or the Guaranteed Party, whether in connection with the Payment Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Payment Obligations; or (h) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement or any agreement or instrument related thereto, in each case in accordance with its terms, provided that this sentence is subject to the last sentence of this paragraph. To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise

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require any election of remedies by the Guaranteed Party (including any bénéfice de division and the bénéfice de discussion, to the extent applicable). Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Payment Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Payment Obligations incurred and all other notices of any kind (other than notices required to be made to the Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not, directly or indirectly, institute, and shall cause its controlled Affiliates and any of their employees, equityholders and representatives not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the Equity Commitment Letter or the respective transactions contemplated thereby, against any Guarantor or any of the Non-Recourse Parties (as defined below), except for claims against (i) the General Partner, acting in its capacity as described above, under the Confidentiality Agreement, (ii) any Guarantor under this Limited Guarantee or (iii) any Guarantor for specific performance of such Guarantor’s obligations under the Equity Commitment Letter to fund its commitment in accordance with the terms thereof pursuant to, and subject to the limitations in, Section 9.02 of the Merger Agreement. Each Guarantor hereby covenants and agrees that it shall not assert as a defense in any proceeding to enforce this Limited Guarantee, and shall cause its Affiliates not to assert as a defense in any such proceeding, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

Each Guarantor hereby agrees not to assert any rights that it may now have or hereafter acquire against the Parent that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against the Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from the Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by such Guarantor under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee, such amount shall be received and held on behalf of and for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under this Limited Guarantee.

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Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that (i) to the extent the Parent is relieved of any of its Payment Obligations under the Merger Agreement, including pursuant to Section 8.02 thereof (other than solely as a result of bankruptcy of the Parent), each Guarantor shall be similarly relieved of its corresponding Payment Obligations under this Limited Guarantee solely in respect of such relieved obligation and (ii) each Guarantor shall have all defenses to the payment of the Payment Obligations that would be available to Parent under the Merger Agreement (other than any defenses based solely on the bankruptcy of Parent).

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other Person now or hereafter liable for any Payment Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder.

5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby severally in respect of itself only represents and warrants that:

(a) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization;

(b) it has all requisite corporate, limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s articles of association, issuing document or similar organizational documents, any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

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(e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither any Guarantor nor the Guaranteed Party may assign or delegate their rights, interests or obligations hereunder to any other Person (by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that each Guarantor may assign, transfer or delegate all or part of its rights, interests and obligations hereunder to a commonly controlled Affiliate without the prior written consent of the Guaranteed Party; provided, that no such assignment, transfer or delegation shall relieve the Guarantor of its obligations under this Limited Guarantee.

7. NOTICES. Section 9.01 (Notices) of the Merger Agreement (the address of Nordic Capital X being the address set out above and the address of each other Guarantor set forth on the signature pages hereto, with a copy to the same address as for the Parent) shall apply to this Letter, mutatis mutandis.

8. CONTINUING GUARANTEE. Subject to the last sentence of Section 3 hereof, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until all amounts payable by such Guarantor under this Limited Guarantee with respect to the Payment Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and no Guarantor shall have any further obligations under this Limited Guarantee as of the earliest of (i) the Closing, (ii) receipt in full by the Guaranteed Party (or its designee(s) if the Guaranteed Party has given its prior written consent to such receipt by such designee(s)) of the Payment Obligations of each Guarantor, (iii) the valid termination of the Merger Agreement pursuant to Section 8.01 thereof (other than under circumstances in which Parent would be obligated to pay any of its Payment Obligations) and (iv) the three (3) month anniversary of the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay the Parent Termination Fee if, by such three month anniversary, the Guaranteed Party has not presented a written claim for payment of any Payment Obligation to the Parent or any Guarantor by the end of such three month period, setting forth in reasonable detail the basis of such claim. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in writing in any pleading or filing with, or orally before, any Governmental Authority in any litigation or other proceeding that the provisions of Section 1 hereof limiting any Guarantor’s liability to its Maximum Commitment or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable, in whole or in part, asserts in writing in any pleading or filing with, or orally before, any Governmental Authority in any litigation or other proceeding that any Guarantor is liable for Payment Obligations in excess of or to a greater extent than its Maximum Commitment or asserts in writing in any pleading or filing with, or orally before, any Governmental Authority in any litigation or other proceeding any theory of liability against any Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than liability of (w) Parent or Ocala Topco LP under the Rollover Agreement and Support Agreement, if any, to the other parties to such agreements pursuant to the terms and conditions therein, (x) the General Partner under the Confidentiality Agreement, (y) any Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), or (z) any Guarantor for specific performance of

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such Guarantor’s obligation under the Equity Commitment Letter to fund its commitment in accordance with the terms thereof pursuant to, and subject to the limitations in, Section 9.02 of the Merger Agreement, then unless within five (5) Business Days within making any such assertion, the Guaranteed Party or applicable Affiliate withdraws such assertion, (i) the obligations of each Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither any Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee. Notwithstanding anything set forth in this Section 8, Sections 9 through 13 shall survive indefinitely (subject to the applicable statute of limitations) following the termination of this Limited Guarantee.

9. NO RECOURSE. The Guaranteed Party acknowledges that the sole asset of Parent is the Equity Commitment Letter, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything to the contrary that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that a Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than any Guarantor and the Guaranteed Party has any rights or obligations hereunder and that no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations on their creation, against, and no personal liability shall attach to, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives (each in their capacities of such) of any Guarantor, Parent or any former, current or future stockholder, member, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, representative or successor or assignee of any of the foregoing, but not including the Parent (such parties (excluding, for the avoidance of doubt, the Guarantor with respect to the rights of the Guaranteed Party hereunder and the Parent), each a “Non-Recourse Party”, and collectively the “Non-Recourse Parties”), through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights under the Confidentiality Agreement with the General Partner or the rights of the Guaranteed Party under the Equity Commitment Letter. Except under the Confidentiality Agreement with the General Partner, the Equity Commitment Letter to which the Guarantors are a party (subject to the limitations set forth therein) and Section 9.02 of the Merger Agreement (subject to the limitations set forth therein), recourse against the Guarantors pursuant to this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its controlled Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection therewith. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as expressly set forth herein. Without limiting the foregoing, the Guaranteed Party hereby covenants and agrees that it shall not, and shall cause each of its Subsidiaries, officers, directors and controlled Affiliates not to, directly or indirectly, and it shall use its reasonable best efforts

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to cause its other Affiliates not to, institute any proceeding or bring any claim arising under, or in connection with, this Limited Guarantee against any Non-Recourse Party other than claims permitted under the Confidentiality Agreement for breach thereof. The Guaranteed Party acknowledges that the Guarantors are agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive the termination of this Limited Guarantee.

10. LIMITED RECOURSE. The Guaranteed Party acknowledges that the Guarantee (as it relates to Nordic Capital X) is granted only by Nordic Capital Epsilon SCA, SICAV-RAIF acting in respect and on behalf of its compartment “Nordic Capital Epsilon SCA, SICAV-RAIF - Compartment 1” and the Guaranteed Party shall have no recourse against Nordic Capital Epsilon SCA, SICAV-RAIF itself or any other of its compartment.

11. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Sections 9.07 (Governing Law), 9.08 (Jurisdiction) and 9.09 (Waiver of Jury Trial) of the Merger Agreement shall apply to this Limited Guarantee, mutatis mutandis.

12. COUNTERPARTS

This Limited Guarantee may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Limited Guarantee shall become effective when each party to this Limited Guarantee shall have received a counterpart hereof signed by the other party to this Limited Guarantee. Until and unless each party to this Limited Guarantee has received a counterpart hereof signed by the parties, this Limited Guarantee shall have no effect and no party to this Limited Guarantee shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The parties irrevocably agree that this Limited Guarantee may be executed by way of electronic signatures and the parties agree that this Limited Guarantee, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

13. MISCELLANEOUS.

(a) This Limited Guarantee, the Merger Agreement, the Confidentiality Agreement and the Equity Commitment Letter to which the Guarantors are a party (to the extent the Guaranteed Party is a third party beneficiary thereof) constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of their Affiliates, on the other hand. This Limited Guarantee may not be amended or modified other than in accordance with its terms, and no modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and each Guarantor in writing.

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(b) If any term, provision, covenant or restriction of this Limited Guarantee is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Limited Guarantee shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof. No party hereto shall assert, and each party shall cause its respective controlled Affiliates, and shall use its reasonable best efforts to cause its other Affiliates, not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

(c) The titles and headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.

(d) The parties to this Limited Guarantee acknowledge that each party and its attorney has reviewed and participated in the drafting of this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Limited Guarantee.

(e) This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement and may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the prior written consent of each Guarantor and the Guaranteed Party agrees to keep, and agrees to cause its Affiliates and representatives to keep, this Limited Guarantee confidential; provided that the Guaranteed Party may disclose this Limited Guarantee to (i) its Affiliates and advisors, (ii) to the extent required by Law or the applicable rules of any national securities exchange, and (iii) in connection with any litigation relating to the Closing, the Merger Agreement and the transactions contemplated thereby.

(f) Each party to this Limited Guarantee is individually and severally (and thus not jointly) liable under this Limited Guarantee.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

NORDIC CAPITAL EPSILON SCA,

SICAV-RAIF

acting through and represented by its managing general partner Nordic Capital Epsilon GP SARL for and on behalf of its compartment Nordic Capital Epsilon SCA, SICAV-RAIF - Compartment 1

By:	/s/ Ian Charoub
Name: Ian Charoub
Title: Class A Manager

By:	/s/ Monica Morsch
Name: Monica Morsch
Title: Class B Manager

22C Capital I, L.P.
By: 22C Capital GP I, L.L.C., its general partner

By: 22C Capital GP I MM LLC, its managing member

By:	/s/ D. Randall Winn
Name: D. Randall Winn
Title: Member

By:	/s/ Eric Edell
Name: Eric Edell
Title: Member

445 Park Avenue, 13th Floor
New York, NY 10022

22C Capital I-A, L.P.
By: 22C Capital GP I, L.L.C., its general partner,

By: 22C Capital GP I MM LLC, its managing member

By:	/s/ D. Randall Winn
Name: D. Randall Winn
Title: Member

By:	/s/ Eric Edell
Name: Eric Edell
Title: Member

445 Park Avenue, 13th Floor
New York, NY 10022

[Limited Guarantee Signature Page]

Insight Partners XII, L.P.
By: Insight Associates XII, L.P., its general partner
By: Insight Associates XII, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners (Cayman) XII, L.P.
By: Insight Associates XII, L.P., its general partner
By: Insight Associates XII, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners (Delaware) XII, L.P.
By: Insight Associates XII, L.P., its general partner
By: Insight Associates XII, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners (EU) XII, S.C.SP
By: Insight Associates (EU) XII, SARL, its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners XII (Co-Investors), L.P.
By: Insight Associates XII, L.P., its general partner
By: Insight Associates XII, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Limited Guarantee Signature Page]

Insight Partners XII (Co-Investors) (B), L.P.
By: Insight Associates XII, L.P., its general partner
By: Insight Associates XII, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners XII Buyout Annex Fund, L.P.
By: Insight Associates XII Buyout Annex, L.P., its general partner
By: Insight Associates XII Buyout Annex, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners (Cayman) XII Buyout Annex Fund, L.P.
By: Insight Associates XII Buyout Annex, L.P., its general partner
By: Insight Associates XII Buyout Annex, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners (Delaware) XII Buyout Annex Fund, L.P.
By: Insight Associates XII Buyout Annex, L.P., its general partner
By: Insight Associates XII Buyout Annex, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Limited Guarantee Signature Page]

Insight Partners (EU) XII Buyout Annex Fund, S.C.SP
By: Insight Associates (EU) XII Buyout Annex, SARL, its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

Insight Partners XII Buyout Annex Fund (Co-Investors) (B), L.P.
By: Insight Associates XII Buyout Annex, L.P., its general partner By: Insight Associates XII Buyout Annex, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Limited Guarantee Signature Page]

Ashburton Investment Pte. Ltd.

By:	/s/ Andrew Skrilow
Name: Andrew Skrilow
Title: Authorized Signatory

Address:

Ashburton Investment Pte Ltd 168 Robinson Road #37-01 Capital Tower, Singapore 068912 Attention: Matthew Lim Oon Su

With a copy to: GIC Special Investments Pte. Ltd. 280 Park Ave, 9th Floor New York, NY 10017 Attention: Andrew Skrilow Email: andrewskrilow@gic.com.sg

[Limited Guarantee Signature Page]

Inovalon Holdings, Inc.

By:	/s/ Keith R. Dunleavy, M.D.
Name: Keith R. Dunleavy, M.D.
Title: Chairman & Chief Executive Officer

[Limited Guarantee Signature Page]

Exhibit A

Additional Guarantors

1.	22C Capital I, L.P.

2.	22C Capital 1-A, L.P.

3.	Insight Partners XII, L.P.

4.	Insight Partners (Cayman) XII, L.P.

5.	Insight Partners (Delaware) XII, L.P.

6.	Insight Partners (EU) XII, S.C.Sp

7.	Insight Partners XII (Co-Investors), L.P.

8.	Insight Partners XII (Co-Investors) (B), L.P.

9.	Insight Partners XII Buyout Annex Fund, L.P.

10.	Insight Partners (Cayman) XII Buyout Annex Fund, L.P.

11.	Insight Partners (Delaware) XII Buyout Annex Fund, L.P.

12.	Insight Partners (EU) XII Buyout Annex Fund, S.C.Sp.

13.	Insight Partners XII Buyout Annex Fund (Co-Investors) (B), L.P.

14.	Ashburton Investment Pte. Ltd.

Exhibit B

Guarantor	Maximum Commitment	Pro Rata Share
Nordic Capital Epsilon SCA, SICAV-RAIF - Compartment 1	$248,894,645.67	66.14%
22C Capital I, L.P.	$7,874,769.99	2.09%
22C Capital 1-A, L.P.	$1,014,324.50	0.27%
Insight Partners XII, L.P.	$14,966,864.69	3.98%
Insight Partners (Cayman) XII, L.P.	$21,156,044.88	5.62%
Insight Partners (Delaware) XII, L.P.	$1,526,553.83	0.41%
Insight Partners (EU) XII, S.C.Sp	$3,418,153.13	0.91%
Insight Partners XII (Co-Investors), L.P.	$24,889.46	0.01%
Insight Partners XII (Co-Investors) (B), L.P.	$389,934.94	0.10%
Insight Partners XII Buyout Annex Fund, L.P.	$16,136,669.53	4.29%
Insight Partners (Cayman) XII Buyout Annex Fund, L.P.	$19,803,717.31	5.26%
Insight Partners (Delaware) XII Buyout Annex Fund, L.P.	$2,729,544.61	0.73%
Insight Partners (EU) XII Buyout Annex Fund, S.C.Sp.	$2,646,579.73	0.70%
Insight Partners XII Buyout Annex Fund (Co-Investors) (B), L.P.	$165,929.76	0.04%
Ashburton Investment Pte. Ltd.	$35,556,377.95	9.45%

Total	$376,305,000	100%

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